Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-38857, 333-38859, 333-44505, 333-92417, 333-99615, 333-110949, 333-122867, 333-134503, 333-137686, 333-141402 and 333-162538 on Form S-8 and 333-128023 and 333-155632 on Form S-3 of our reports dated September 21, 2010, relating to the consolidated financial statements and financial statement schedule of Brady Corporation and the effectiveness of Brady Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brady Corporation for the year ended July 31, 2010.
/s/ DELIOTTE & TOUCHE LLP
Milwaukee, WI
September 21, 2010